Form 10-Q
                                                                     Exhibit 11



                            WALTER INDUSTRIES, INC.
                         NET LOSS PER SHARE CALCULATION
                    (in thousands, except per share amount)


                                   Three months ended        Six months ended
                                   November 30, 1995         November 30, 1995
                                   ------------------        -----------------

   Net loss                             $( 1,094)                $(   853)

   Divided by:

   Weighted average shares of
     common stock outstanding (a)         50,989                   50,989

                                        --------                 --------
   Net loss per share - Primary         $(   .02)                $(   .02)
                                        ========                 ========



(a) Does not include 3,880,140 shares issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan because such issuance is contingent on future events and would be anti-dilutive.


In management's opinion, per share information for the three months ended and six months ended November 30, 1994 is not relevant given the significant change in the Company's capital structure which occurred as a result of the Company's reorganization pursuant to the Consensual Plan (see Note 1 of Notes to Consolidated Condensed Financial Statements included in Part I - Financial Information).